Exhibit 11.1
J.P. Morgan Chase & Co.

Computation of earnings per common share

For a discussion of the computation of basic and diluted earnings per common share, see Note 15 on page 83.

Year ended December 31, (in millions, except per share amounts)	2001	2000	1999

Basic earnings per share

Earnings:

Net income	$1,694	$5,727	$7,501

Less: preferred stock dividends	66	96	106

Net income applicable to common stock	$1,628	$5,631	$7,395

Shares:(a)
Basic average common shares outstanding	1,972.4	1,884.1	1,912.9

Net income per share	$0.83	$2.99	$3.87

Diluted earnings per share

Earnings:

Net income applicable to common stock	$1,628	$5,631	$7,395

Shares:(a)
Basic average common shares outstanding	1,972.4	1,884.1	1,912.9

Additional shares issuable upon exercise of stock options for dilutive effect	51.2	84.9	91.9

Average common shares outstanding assuming dilution	2,023.6	1,969.0	2,004.8

Net income per share	$0.80	$2.86	$3.69

(a)	Share-related data for all prior periods have been restated to reflect a three-for-two common stock split effective as of the close of business on June 9, 2000.

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